Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Credit Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security type	Security class title	Fee calculation rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee
1	Equity	Common Stock, $.01 par value	Rule 457(a)	250,000	$563.45	$140,862,500.00	0.0001476	$20,791.31
	Total Offering Amounts					$140,862,500.00		$20,791.31
	Total Fee Offsets							0.00
	Net Fee Due							$20,791.31

1    The amount registered consists of 250,000 shares of Common Stock, $.01 par value, of Credit Acceptance Corporation (“Common Stock”) authorized for issuance in connection with awards under the Credit Acceptance Corporation Amended and Restated Incentive Compensation Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement shall be deemed to cover any additional shares of Common Stock to be offered or issued under the Plan pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions. The proposed maximum offering price per unit, calculated as the average of the high and low prices reported for a share of Common Stock on The Nasdaq Stock Market on July 25, 2024, and the maximum aggregate offering price are estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act.